UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 18, 2017

ZIMMER BIOMET HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-16407	13-4151777
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

345 East Main Street

Warsaw, Indiana 46580

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (574) 267-6131

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter)  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(e) of the Exchange Act  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 19, 2017, Zimmer Biomet Holdings, Inc. (the “Company”) announced that the Board of Directors of the Company (the “Board”) appointed Bryan C. Hanson as the Company’s President and Chief Executive Officer and elected him as a member of the Board, effective December 19, 2017. A copy of the related press release is furnished with this report as Exhibit 99.1.

Mr. Hanson, age 50, previously served as Executive Vice President and President, Minimally Invasive Therapies Group of Medtronic Public Limited Company (“Medtronic”) from January 2015 until joining the Company. Prior to that, he was Senior Vice President and Group President, Covidien of Covidien Public Limited Company (“Covidien”) from October 2014 to January 2015; Senior Vice President and Group President, Medical Devices and United States of Covidien from October 2013 to September 2014; Senior Vice President and Group President of Covidien for the Surgical Solutions business from July 2011 to October 2013; and President of Covidien’s Energy-based Devices business from July 2006 to June 2011. Mr. Hanson held several other positions of increasing responsibility in sales, marketing and general management with Covidien from October 1992 to July 2006.

There are no arrangements or understandings between Mr. Hanson and any other persons pursuant to which he was appointed President and Chief Executive Officer and elected as a member of the Board. There are also no family relationships between Mr. Hanson and any director or executive officer of the Company, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Mr. Hanson succeeds Daniel P. Florin, who served as the Company’s Interim Chief Executive Officer and as a member of the Board from July 11, 2017 through December 19, 2017. Mr. Florin will continue to serve as the Company’s Senior Vice President and Chief Financial Officer.

Employment Arrangements with Mr. Hanson

On December 18, 2017, Mr. Hanson accepted a written offer letter from the Company establishing his compensation as President and Chief Executive Officer (the “Offer Letter”). On the same date, the Company entered into a Chief Executive Officer Confidentiality, Intellectual Property, Non-Competition and Non-Solicitation Agreement with Mr. Hanson (the “Restrictive Covenant Agreement”). On December 19, 2017, the Company entered into a Change in Control Severance Agreement and an Indemnification Agreement with Mr. Hanson.

Offer Letter

Mr. Hanson will serve on an at-will basis as the Company’s President and Chief Executive Officer. He will be paid an initial annual base salary of $1,050,000 and will be eligible to participate in the Company’s Executive Performance Incentive Plan (the “EPIP”) for the 2018 performance period, with a target annual bonus opportunity of 130% of his base salary. He will also be eligible for relocation assistance under the terms of the Company’s relocation policy.

As an incentive for Mr. Hanson to serve as the Company’s President and Chief Executive Officer, he received the following one-time sign-on equity awards under the Company’s 2009 Stock Incentive Plan (the “2009 Plan”), each with a grant date of December 19, 2017, but subject to cancellation as described below: (i) nonqualified stock options (“NQSOs”) with a grant date fair value of approximately $3,550,000 that will vest ratably on the first, second, third and fourth anniversaries of the grant date; and (ii) performance-based restricted stock units (“PRSUs”) with a grant date fair value of approximately $3,550,000 that will vest on the fourth anniversary of the grant date subject to achievement of specified stock price performance goals. The foregoing one-time sign-on equity awards are subject to cancellation unless Mr. Hanson executes an open market purchase of at least $3,000,000 of Company common stock within the first 90 business days of employment. As a further incentive for Mr. Hanson to serve as the Company’s President and Chief Executive Officer, he also received the following one-time replacement equity grants under the 2009 Plan that are intended to replace the value of awards that he forfeited upon leaving his former employer to join the Company, each with a grant date of December 19, 2017: (i) NQSOs with a grant date fair value of approximately $2,750,000 that will vest ratably on the first, second, third and fourth anniversaries of the grant date; (ii) time-based restricted stock units (“RSUs”) with a grant date fair value of approximately $3,089,000 that will vest ratably on the first, second and third anniversaries of the grant date; and (iii) PRSUs with a grant date fair value of approximately $2,750,000 that will vest on the fourth anniversary of the grant date subject to achievement of specified stock price performance goals. Pursuant to the Offer Letter, for calendar year 2018, Mr. Hanson will receive a grant of equity awards under the 2009 Plan having a grant date fair value of approximately $7,100,000. Thereafter, Mr. Hanson will be eligible for grants under the 2009 Plan in the discretion of the Compensation and Management Development Committee of the Board. Each equity award granted to Mr. Hanson is subject to the terms and conditions of the 2009 Plan and the applicable award agreement. Mr. Hanson will also be eligible to participate in the Company’s Deferred Compensation Plan (the “DCP”), effective January 1, 2018. Additionally, he will be entitled to personal use of the Company’s aircraft up to a maximum incremental cost to the Company of $200,000 per calendar year and he will be eligible to participate in employee benefit plans of the Company, including the Company’s 401(k) plan and health and welfare benefit plans, on their terms as in effect from time to time.

In addition, Mr. Hanson will receive a one-time cash bonus of $573,000, intended to replace a pro rata portion of the bonus he forfeited upon leaving his former employer to join the Company, subject to his providing documentation evidencing forfeiture of bonus eligibility and further subject to full repayment to the Company in the event he voluntary terminates employment within one year.

The EPIP, the 2009 Plan and the DCP were incorporated by reference as exhibits to the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on March 1, 2017 (the “2016 Form 10-K”). The forms of award agreement for Mr. Hanson’s NQSO, PRSU and RSU grants are attached as Exhibits 10.4, 10.5 and 10.6 to this report, respectively, and incorporated herein by reference.

Pursuant to the Offer Letter, in the event that Mr. Hanson’s employment is involuntary terminated without cause, he would be entitled to severance benefits of two times the sum of his base salary and target annual bonus, as well as 24 months of COBRA premiums (medical and dental) based on his coverage in effect immediately prior to his separation. The foregoing severance benefits would be subject to his execution of a general release of claims in favor of the Company and applicable terms and conditions to be set forth in an executive severance plan or individual agreement.

Change in Control Severance Agreement

The Change in Control Severance Agreement has a term ending December 31, 2018, with one-year extensions thereafter unless either party gives written notice not to extend the agreement at least 30 days prior to the end of the then-current term or unless a “change in control” occurs (as such term is defined in the agreement). If a change in control occurs during the term of the Change in Control Severance Agreement, the agreement will continue in effect for a period of 24 months from the end of the month in which the change in control occurs.

Under the Change in Control Severance Agreement, if Mr. Hanson’s employment is terminated during the term of the agreement following a change in control of the Company other than (i) by the Company for “cause,” (ii) by reason of Mr. Hanson’s death, or (iii) by Mr. Hanson without “good reason” (as such terms are defined in the agreement), Mr. Hanson would be entitled to receive: (a) a lump sum payment equal to three times the sum of his base salary and target annual bonus opportunity; and (b) a lump sum amount equal to any unpaid incentive compensation allocated or awarded to him for the completed calendar year preceding the date of termination and a pro rata portion to the date of termination of the aggregate value of all contingent incentive compensation awards to him for the current calendar year. If, prior to a change in control, Mr. Hanson’s employment is terminated without cause at the direction of a person who has entered into an agreement with the Company, the consummation of which would constitute a change in control, or by Mr. Hanson for good reason if the circumstance or event that constitutes good reason occurs at the direction of such person, Mr. Hanson would be entitled to receive: (a) a lump sum payment equal to three times the sum of his base salary and the amount of the largest aggregate annual bonus paid to him with respect to the three years immediately prior to the year in which the notice of termination was given; and (b) a lump sum amount equal to any unpaid incentive compensation allocated or awarded to him for the completed calendar year preceding the date of termination, provided that the performance conditions applicable to such incentive compensation are met, and an amount equal to a pro rata portion to the date of termination of the average annual award paid to him under the Company’s incentive compensation plans during the three years immediately prior to the year in which the notice of termination was given.

The Change in Control Severance Agreement also provides that, under the employment termination circumstances described in the preceding paragraph, (i) all outstanding stock options granted to Mr. Hanson would become immediately vested and exercisable, and (ii) to the extent not otherwise provided under the applicable award agreement, any restrictions on outstanding shares of common stock would immediately lapse. In addition, Mr.

Hanson would be entitled to receive a lump sum cash amount equal to the unvested portion, if any, of the Company’s matching contributions (and attributable earnings) credited to him under the Company’s 401(k) plan and DCP. He would also receive a lump-sum payment equal to 24 times the monthly COBRA premium then charged for the same level of medical and dental coverage he had in effect immediately prior to his termination, and the Company would arrange to provide life insurance coverage for a 24-month period substantially similar to the coverage in effect immediately prior to his termination.

The Change in Control Severance Agreement does not provide for any tax gross-up payments. Further, it provides that in the event amounts payable to Mr. Hanson under the Change in Control Severance Agreement or otherwise in connection with a change in control would be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended, then the value of those payments will be reduced to the extent necessary so that the payments will not trigger that excise tax.

All severance payments and benefits under the Change in Control Severance Agreement are subject to the execution of a general release of claims in favor of the Company.

Restrictive Covenant Agreement and Indemnification Agreement

The Restrictive Covenant Agreement with Mr. Hanson provides, among other matters, that while he is employed by the Company and for a period of two years thereafter, he will be prohibited from competing against the Company or its subsidiaries or affiliates, from soliciting any employees or actual or prospective customers of the Company or its subsidiaries or affiliates and from interfering with certain business relationships of the Company or its subsidiaries or affiliates. At all times while Mr. Hanson is employed by the Company and thereafter, he is subject to certain confidentiality covenants.

The Indemnification Agreement with Mr. Hanson is substantially similar to the form entered into by each of the Company’s executive officers, which was incorporated by reference as an exhibit to the Company’s 2016 Form 10-K.

The foregoing summaries of the Offer Letter, the Change in Control Severance Agreement and the Restrictive Covenant Agreement are qualified in their entirety by the full text of the Offer Letter, the Change in Control Severance Agreement and the Restrictive Covenant Agreement, copies of which are attached hereto as Exhibits 10.1, 10.2 and 10.3, respectively, and incorporated herein by reference.

Compensation Arrangements with Mr. Florin

Mr. Florin’s annual base salary was temporarily increased during the period he served as Interim Chief Executive Officer. Effective on or about December 19, 2017, Mr. Florin’s annual base salary will revert to $583,500.

Item 7.01	Regulation FD Disclosure.

On December 19, 2017, the Company issued a press release regarding Mr. Hanson’s appointment as President and Chief Executive Officer of the Company and election to the Board, and Mr. Florin’s stepping down as Interim Chief Executive Officer and a member of the Board. A copy of the press release is attached hereto as Exhibit 99.1.

The information contained in this Item 7.01, including the related information set forth in the press release attached hereto as Exhibit 99.1, is being “furnished” and shall not be deemed “filed” with the SEC for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liabilities of that section and is not incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

EXHIBIT INDEX

Exhibit No.	Description

10.1	Offer Letter, dated as of December 18, 2017, by and between Zimmer Biomet Holdings, Inc. and Bryan C. Hanson

10.2	Change in Control Severance Agreement, dated as of December 19, 2017, by and between Zimmer Biomet Holdings, Inc. and Bryan C. Hanson

10.3	Chief Executive Officer Confidentiality, Intellectual Property, Non-Competition and Non-Solicitation Agreement, dated as of December 18, 2017, by and between Zimmer Biomet Holdings, Inc. and Bryan C. Hanson

10.4	Form of NQSO Award Agreement (CEO one-time award)

10.5	Form of PRSU Award Agreement (CEO one-time award)

10.6	Form of RSU Award Agreement (CEO one-time award)

99.1	Press release issued by Zimmer Biomet Holdings, Inc., dated December 19, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 21, 2017

ZIMMER BIOMET HOLDINGS, INC.

By:	/s/ Chad F. Phipps
Name:	Chad F. Phipps
Title:	Senior Vice President, General Counsel and Secretary